Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-172581 on Form S-3 of our report dated February 28, 2011 (May 12, 2011 as it relates to the change in reportable segments described in Notes 1 and 23) relating to the consolidated financial statements of Buckeye Partners, L.P. and subsidiaries and our report dated February 28, 2011 relating to the effectiveness of Buckeye Partners, L.P. and subsidiaries’ internal control over financial reporting, appearing in the Current Report on Form 8-K dated May 12, 2011, of Buckeye Partners, L.P., and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Houston, TX
July 1, 2011